Exhibit 4.9

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE ARE CONVERTIBLE OR EXCHANGEABLE HAVE BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.  NOTWITHSTANDING THE FOREGOING, THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OR EXCHANGE OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

Date: December 5, 2016	$5,000,000

TOP IMAGE SYSTEMS LTD.
 CONVERTIBLE NOTE

FOR VALUE RECEIVED, TOP IMAGE SYSTEMS LTD., a company limited by shares incorporated under the laws of the State of Israel (the “Company”), hereby unconditionally promises to pay to the order of HCP-FVE, LLC or its registered assigns (the “Holder”), the principal sum of Five Million Dollars ($5,000,000), as increased by the amount of any Capitalized Interest (as defined below) (the “Principal”), on December 5, 2020 (the “Maturity Date”), or such earlier date as this Convertible Note (the “Note”) is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding Principal amount of this Note in accordance with the provisions hereof.  In addition, the Company shall pay to the order of the Holder interest on any Principal, interest or other amount payable hereunder that is not paid in full when due (whether at the time of any payment date (interest or otherwise), at maturity or by prepayment, acceleration, declaration or otherwise) for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate per annum equal to twelve and one-half percent (12.5%) (but in no event in excess of the maximum rate permitted under applicable law).

Interest payable under this Note shall be compounded quarterly, if unpaid and unconverted and shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

Subject to the provisions hereof related to capitalization of interest, payments of Principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 11.4 of the Purchase Agreement (as defined in Section 1 below) or by wire transfer to such account specified from time to time by the Holder hereof for such purpose as provided in Section 13.

This Note is the “Note” referred to in the Purchase Agreement.

1.          Definitions.  In addition to the terms defined elsewhere in this Note, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of December 5, 2016, between the Company and HCP-FVE, LLC (the “Purchase Agreement”), and (b) the following terms have the meanings indicated below:

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization (other than a reorganization that constitutes a Fundamental Change), arrangement (other than an arrangement that constitutes a Fundamental Change), adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) the Company or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian, trustee or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) days; (e) the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts (other than as part of a transaction that constitutes a Fundamental Change); or (h) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Capitalized Interest” means interest due and owing under this Note that is capitalized and added to Principal in accordance with the terms of this Note.

“Conversion Date” means the date a Conversion Notice is delivered to the Company (as determined in accordance with the notice provisions hereof) together with a Conversion Schedule pursuant to Section 6(a).

“Conversion Notice” means a written notice in the form attached hereto as Schedule 1.

“Conversion Price” means $1.776 subject to adjustment from time to time pursuant to Section 10.

“Equity Conditions” means, with respect to the Common Shares issuable in respect of any payment of Principal in Common Shares upon any Mandatory Conversion (as defined in Section 6(b)), that each of the following conditions is satisfied: (i) on each day during the applicable Equity Conditions Measuring Period, Common Shares then issued and issuable immediately upon conclusion of that Equity Conditions Measuring Period shall be eligible for sale pursuant to a then effective and non-suspended Registration Statement or pursuant to Rule 144 without any restriction or limitation and without the need for registration under any applicable Israel, United States federal or New York state securities laws; (ii) on each day during the applicable Equity Conditions Measuring Period, the Common Shares are designated for quotation on The Nasdaq Capital Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market resulting in the Common Shares not being traded on an Eligible Market; (iii) any applicable Common Shares issuable or to be issued in connection with the event requiring determination may be issued in full without violating any provision of the Transaction Documents (including Section 6(c) of this Note) or the rules or regulations of The Nasdaq Capital Market or the  applicable Eligible Market and are, or upon issuance will be, duly authorized and listed and eligible for trading on an Eligible Market; (iv) during the applicable Equity Conditions Measuring Period, there shall not have occurred either (a) the public announcement of a Fundamental Change (as defined in Section 10(c)) which has not been abandoned, terminated or consummated or (b) a Specified Event which is not cured prior to the end of the applicable Equity Conditions Measuring Period or waived by the Holder; (v) during the applicable Equity Conditions Measuring Period, no default or Event of Default nor any event or circumstance that with the passage of time and without being cured would constitute a default or an Event of Default has occurred and not been cured or waived in writing by the Holder; (vi) if the Holder or its Affiliates is a reporting person under Section 16(a) of the 1934 Act, the receipt of the applicable Common Shares (or other securities) by the Holder shall be deemed an exempt purchase pursuant to Section 16(b) of the 1934 Act; (vii) the aggregate number of Common Shares issuable by the Company under the Note in respect of any Mandatory Conversion shall not exceed the applicable Volume Limit; (viii) the Company has confirmed to the Holder that neither the Holder nor any of its Affiliates is, and will not be, in possession of what is, or of what the Company believes could be deemed, material, non-public information on any Trading Day during the period commencing on the applicable Conversion Date in respect of such Mandatory Conversion and ending on the date that is ten (10) Trading Days immediately following the Conversion Date in respect of such Mandatory Conversion; provided, however, that if there exists any such material, non-public information prior to the commencement of such period, it shall have been disclosed on a report on Form 6-K or an Annual Report on Form 20-F no later than the Trading Day immediately preceding the applicable Conversion Date in respect of such Mandatory Conversion; (ix) the Company has confirmed to the Holder that the Holder is not, and will not be, be restricted from trading Common Shares due to a black-out period restricting the Company’s officers and directors from trading on any Trading Day during the period commencing on the applicable Conversion Date in respect of such Mandatory Conversion and ending on the date that is ten (10) Trading Days immediately following the applicable Conversion Date in respect of such Mandatory Conversion; and (x) on each day during the applicable Equity Conditions Measuring Period, the Company is not in breach of any of its covenants or obligations under any of the Transaction Documents, which breach has not been cured or waived in writing by the Holder.

“Equity Conditions Measuring Period” means the period beginning fifteen (15) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.

“Event Equity Value” means the greater of (y) the average of the Closing Prices for the five (5) Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value and (z) the per share purchase price paid to the holders of Common Shares in connection with the Change of Control.

“Filing Failure” means the failure of the Company to file the initial Registration Statement required to be filed pursuant to Section 9.1 of the Purchase Agreement by the ninetieth (90th) day following the Closing Date.

 “Interest Rate” means a variable annual rate, determined as of the beginning of each calendar quarter, equal to the sum of (y) the Prime Rate (as published in the Wall Street Journal (New York edition) as of the beginning of such calendar quarter or, if the Wall Street Journal ceases to publish the Prime Rate, a similar reference rate selected by the Holder) plus (z) two and one-half percent (2.5%) if the interest payment is made in cash or three percent (3%) if the interest payment is capitalized in accordance with the terms of this Note or (when and if agreed to, in writing, by the Company and the Holder) made in securities of the Company.

“Mandatory Conversion Commencement Date” means the first (1st) anniversary of the Closing Date; provided, however, if the initial Registration Statement required to be filed pursuant to Section 9.1 of the Purchase Agreement is not effective as of the first (1st) anniversary of the Closing Date, the Mandatory Conversion Commencement Date shall be extended until such time following the first (1st) anniversary of the Closing Date that such Registration Statement is effective.

“Original Issue Date” means December 5, 2016.

“Specified Event” means any of the following events: (a) the Common Shares are not listed or quoted, or are suspended from trading, on an Eligible Market for a period of ten (10) or more consecutive Trading Days, or thirty (30) or more non-consecutive Trading Days, in each case, in any one hundred eighty (180) Trading Day period; (b) the conversion rights of the Holder pursuant to any Transaction Document are suspended for any reason other than pursuant to Section 6(c) of this Note or as agreed to by the Holder in writing; (c) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved Common Shares available to issue Underlying Shares under the Note or fails to have full authority, including under all laws, rules and regulations of any Trading Market or under the laws of the Company’s jurisdiction of incorporation, to issue such Underlying Shares; (d) at any time after the Closing Date, any Common Shares issuable pursuant to the Transaction Documents are not listed on an Eligible Market; (e) after the effectiveness of the Registration Statement, the Registration Statement is suspended for ten (10) or more consecutive Trading Days, or thirty (30) or more non-consecutive Trading Days, in any one hundred eighty (180) Trading Day period (other than any suspension agreed to by the Holder); or (f) the Company or any Subsidiary fails to make any cash payment required under any Transaction Document to which it is a party and such failure is not cured within five (5) Business Days after notice of such default is first given to the Company by the Holder.

“TM Revenues” means, in respect of any sale, disposition, exclusive license or transfer of material assets or property of the Company or any Subsidiary, the lesser of (y) the aggregate revenues of the Company and its Subsidiaries for the twelve (12) full calendar months immediately preceding such sale, disposition, exclusive license or transfer of material assets or property of the Company or any Subsidiary, and (z) the annualized revenue run rate of the Company and its Subsidiaries based on the aggregate revenues of the Company and its Subsidiaries for the calendar quarter immediately preceding such sale, disposition, exclusive license or transfer of material assets or property of the Company or any Subsidiary.

 “Volume Limit” means, with respect to any Mandatory Conversion, one hundred percent (100%) of the arithmetic average of the Weekly Trading Volume based on the twenty (20) consecutive Trading Days immediately preceding the Conversion Date applicable to such Mandatory Conversion.

“Weekly Trading Volume” means, on any given date of determination, the total volume of Common Shares traded on the Principal Market or, if not traded on the Principal Market, on the primary Eligible Market on which the Common Shares are then traded (and, for the avoidance of doubt, the total volume of Common Shares on only one market shall be taken into account for purposes of this determination, which shall be the Principal Market or, if Common Shares are not traded on the Principal Market, on the primary Eligible Market on which the Common Shares are then traded), as applicable, for the five (5) consecutive Trading Days immediately preceding such date of determination, as reported by Bloomberg Financial Markets.

2.          Principal and Interest.

(a)          The Company shall pay the Principal balance of this Note to the Holder (including any premium thereon or underlying equity value attributable thereto in connection with any repurchase obligation of the Company in accordance with the terms of this Note or the Purchase Agreement) on the earliest to occur of (i) the Maturity Date or (ii) the date such Principal balance becomes due and owing under this Note (whether as a result of acceleration in connection with the delivery of any Event Notice pursuant to Section 8(b) of this Note, automatic acceleration upon the occurrence of a Bankruptcy Event as provided in Section 8(c) of this Note, a repurchase obligation under the Purchase Agreement or this Note or otherwise).

(b)          The Company shall pay interest to the Holder on the then outstanding Principal amount of this Note at a variable rate per annum equal to the Interest Rate.  Interest due and owing under this Note shall be compounded quarterly.  Interest shall be payable quarterly in arrears (each, a “Quarterly Interest Payment”) in cash on the last day of each calendar quarter (commencing with the calendar quarter ending December 31, 2016), except if such date is not a Trading Day in which case such interest shall be payable on the next succeeding Trading Day (each, an “Interest Payment Date”); provided, that the Company may, at its option, elect to capitalize the Quarterly Interest Payment on the Interest Payment Date and add it to the Principal balance of this Note.  The Company shall notify the Holder, in writing, at least two (2) Business Days prior to the Interest Payment Date whether the Quarterly Interest Payment will be made in cash or through capitalizing the Quarterly Interest Payment.  In the event that the Company does not give such notice, the Company shall be deemed to have elected to capitalize the Quarterly Interest Payment.  The first Interest Payment Date shall be December 31, 2016 and interest for such calendar quarter shall be pro-rated for the number of days elapsed from the Original Issue Date through December 31, 2016.

(c)          Except as expressly provided in this Note, the Note may not be prepaid in whole or in part absent the consent of the Holder.

3.          Ranking and Covenants.

(a)          Except for Permitted Indebtedness specified in clause (a) of the defined term “Permitted Indebtedness” under the Purchase Agreement, no Indebtedness for borrowed money of the Company or any Subsidiary is senior to or on a parity with the Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.  The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, except to the extent expressly permitted by, and subject to any approval required under, the Transaction Documents.  The Holder may require, in its sole discretion, that twenty percent (20%) of the proceeds (net of fees) attributable to the incurrence of any Indebtedness or issuance of Equity Interests by the Company or any Subsidiary in excess of Five Million Dollars ($5,000,000) (twenty percent (20%) of such proceeds in excess of Five Million Dollars ($5,000,000) is referred to as, the “Available Excess Proceeds”) be used to repurchase the Note (or the portion thereof being repurchased) at a purchase price equal to one hundred percent (100%) of the Principal and accrued but unpaid interest then due and owing under the portion of the Note that is being repaid from the Available Excess Proceeds.  For the avoidance of doubt, this Section 3(a) shall not limit, modify or negate the Company’s obligation to obtain the consent of the Holder for any of the matters set forth in Section 8.11(II)(f) of the Purchase Agreement (including, without limitation, those matters specified in Sections 8.11(II)(e) and (f) of the Purchase Agreement).

(b)          The covenants set forth in the Purchase Agreement (including Section 8 of the Purchase Agreement and the affirmative and negative covenants set forth therein, including, without limitation, the prohibition on (i) paying any dividends, making any distributions or redeeming any Equity Interests as set forth in Section 8.11(II)(g) of the Purchase Agreement and (ii) issuing Common Shares and Common Share Equivalents as set forth in Section 8.11(II)(e) of the Purchase Agreement)) are incorporated by reference herein and are for the benefit of the holders of the Note.  The covenants set forth in Section 8 of the Purchase Agreement may only be amended or waived by the written consent of the Holder.

(c)          The Company is obligated to prepay all or a portion of the Note in accordance with  Section 3(a) of the Note and Section 10(c) of the Note, including, without limitation, the payment of the premium specified therein or underlying equity value attributable thereto.

(d)          The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Shares, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) the Note (taking into account the adjustments set forth in Section 10 and without giving effect to the limitations set forth in Section 6(c)), free from preemptive rights or any other contingent purchase rights of Persons other than the Holder.  The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized and issued and fully paid and nonassessable.

4.          Registration of the Note.  The Company shall register the Note upon records to be maintained by the Company for that purpose (the “Note Register”) in the name of each record holder thereof from time to time.  The Company may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest or Principal hereon, and for all other purposes, absent actual notice to the contrary.

5.          Registration of Transfers and Exchanges.  This Note and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof; provided, however, that (A) the transferee shall (i) be an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act, (ii) agree in writing to be bound by the terms and subject to the conditions of this Note, the Purchase Agreement (including, without limitation, making the representations and warranties in Section 6 thereof (Representations and Warranties of the Investor), other than Section 6.11 of the Purchase Agreement) and the other Transaction Documents to which the transferring Holder is a party, and (iii) not be a competitor, or hold an interest of more than ten percent (10%) in a competitor, of the Company, and (B) no less than One Million Dollars ($1,000,000) of Principal (or the remaining Principal balance of this Note if the Principal balance is less than One Million Dollars ($1,000,000) shall be transferred in each such transfer; provided, further, however, the foregoing clauses (A) and (B) shall not apply to any in-kind distribution, without consideration, of this Note to the Holder’s limited partners.  For purposes of clause (iii) of the immediately preceding sentence, the term “competitor” shall not include any financial investment firm or pooled investment vehicle (including any hedge fund, private equity fund or venture capital fund), even if such financial investment firm or pooled investment vehicle owns a portfolio company that is a competitor of the Company, and the ten percent (10%) ownership threshold shall not apply to any such financial investment firm of pooled investment vehicle; provided, however, a financial investment firm or pooled investment vehicle shall be deemed to be a competitor if more than twenty-five percent (25%) of the assets of such financial investment firm or pooled investment vehicle are invested in a competitor of the Company.  The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein.  Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder.  The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of this Note.  Subject to the limitations on transfer above, this Note is exchangeable for an equal aggregate Principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.  No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

6.          Conversion.

(a)          At the Option of the Holder.  All or any portion of this Note shall be convertible into Common Shares (subject to the limitations set forth in Section 6(c)), at the option of the Holder, at any time and from time to time from and after the Original Issue Date.  The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding Principal amount of this Note to be converted, plus the amount of any accrued but unpaid interest on this Note through the Conversion Date, divided by the Conversion Price on the Conversion Date.  The Holder shall effect conversions under this Section 6(a) by delivering to the Company a Conversion Notice together with a schedule in the form of Schedule 2 attached hereto (the “Conversion Schedule”).  If the Holder is converting less than all of the Principal amount of this Note, or if a conversion hereunder may not be effected in full due to the application of Section 6(c), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Holder a Conversion Schedule indicating the Principal amount (and accrued interest) which has not been converted.  Any conversion of interest due and owing under this Note pursuant to Section 6(a) in excess of any amount required to be paid on the next Interest Payment Date shall be credited and applied against the next Quarterly Interest Payment or such other specified Quarterly Interest Payment, in each case, as designated by the Holder.

(b)          At the Option of the Company.  If (i) at any time commencing after the Mandatory Conversion Commencement Date, the Closing Price is 250% greater than the Conversion Price (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction) then in effect for at least forty-five (45) consecutive Trading Days (including, without limitation, during the entire thirty-five (35) Trading Day period covered by the Mandatory Conversion Notice (as defined below) and continuing for each day thereafter through and until the Conversion Date applicable to such Mandatory Conversion)(the “Mandatory Conversion Measuring Period”) and (ii) the Equity Conditions are satisfied for each day of such Mandatory Conversion Measuring Period and continue to be satisfied for each day through and including the Conversion Date, then the Company may elect, subject to the terms and conditions set forth herein, to require the Holder to convert (a “Mandatory Conversion”) a portion of the outstanding Principal amount (and any or all accrued and unpaid interest thereon) of this Note, up to its entirety, into Common Shares by delivering an irrevocable written notice of such election to the Holder (the “Mandatory Conversion Notice”).  For purposes of example only, if the Conversion Price is $1.00, then the Closing Price would need to be greater than $2.50 for each Trading Day in the relevant period for the condition set forth in Section 6(b)(i) to be satisfied.  The Company shall deliver the Mandatory Conversion Notice to the Holder on the thirty-fifth (35th) consecutive Trading Day that the Closing Price is 250% greater than the Conversion Price; provided that the Equity Conditions have been satisfied during each day of such thirty-five (35) consecutive Trading Day period (and, if such Equity Conditions were not satisfied during each day of such thirty-five consecutive Trading Day period, the Company may not deliver the Mandatory Conversion Notice).  The Mandatory Conversion Notice shall state: (i) the Conversion Date applicable to such Mandatory Conversion, which shall be no earlier than the tenth (10th) Trading Day after the delivery of such Mandatory Conversion Notice; (ii) the aggregate Principal amount and accrued but unpaid interest owing in respect of the Note to be converted pursuant to the Mandatory Conversion (taking into account the limitations set forth in Section 6(c) hereof and the Volume Limit) if the Conversion Date were the date of the Mandatory Conversion Notice (including the calculation detailing how the Company arrived at such calculation); (iii) the number of Common Shares to be issued to the Holder upon such Mandatory Conversion (taking into account the limitations set forth in Section 6(c) hereof and the Volume Limit) if the Conversion Date were the date of the Mandatory Conversion Notice (including the calculation detailing how the Company arrived at such calculation); and (iv) that the Mandatory Conversion conditions (including the Equity Conditions and the per Trading Day Closing Price condition set forth in clause (i) of the first sentence of this Section 6(b)) have been satisfied at all times during each day of the Mandatory Conversion Measuring Period through and including the delivery of the Mandatory Conversion Notice.  The Principal amount of this Note and accrued but unpaid interest convertible as provided in this Section 6(b) shall be limited (y) to a number of Common Shares equal to the Volume Limit as of the Conversion Date applicable to such Mandatory Conversion and (z) by Section 6(c).  The tenth (10th) Trading Day after the delivery of such Mandatory Conversion Notice (or such later date specified in the Mandatory Conversion Notice) will be the “Conversion Date” for such Mandatory Conversion.  On the Conversion Date, and as a condition to the Company’s right to effect the Mandatory Conversion, the Company shall deliver to the Holder a certificate (the “Certificate”) signed by the Chief Financial Officer of the Company certifying (1) that, on each day during the Mandatory Conversion Measuring Period through and including the Conversion Date, the per Trading Day Closing Price condition set forth in clause (i) of the first sentence of this Section 6(b) and the Equity Conditions have been satisfied (collectively, the “Mandatory Conversion Conditions”), (2) the aggregate Principal amount and accrued but unpaid interest owing in respect of the Note to be converted pursuant to the Mandatory Conversion (taking into account the limitations set forth in Section 6(c) hereof and the Volume Limit); and (3) the number of Common Shares to be issued to the Holder (taking into account the limitations set forth in Section 6(c) hereof and the Volume Limit) upon such Mandatory Conversion on the Conversion Date (and which Certificate shall include the calculation detailing how the Company arrived at its determination in clauses (ii) and (iii)); provided, that, if the Company is unable to deliver the Certificate (a “Mandatory Conversion Conditions Failure”) on the Conversion Date, the Certificate shall instead state, unless the Holder waives any such Mandatory Conversion Conditions, that the Mandatory Conversion Conditions have not been met, that the Mandatory Conversion Notice is revoked and null and void and that the Mandatory Conversion shall not occur; provided, further, that a failure by the Company to deliver the Certificate shall be deemed to be a Mandatory Conversion Conditions Failure.  If a Mandatory Conversion Conditions Failure occurs after the delivery by the Company of the Mandatory Conversion Notice and prior to the Conversion Date, the Company shall, no later than one Business Day thereafter, deliver to the Holder a notice of such failure and that the Mandatory Conversion shall not occur, unless the Holder, in its sole discretion, elects to waive such failure in writing, in which case the Company shall complete the Mandatory Conversion in accordance with this Section 6(b).  Notwithstanding anything contained herein to the contrary, the Company may effect only one (1) Mandatory Conversion during any ninety (90) consecutive Trading Days.  If the Holder delivers any Conversion Notice following its receipt of the Mandatory Conversion Notice and prior to the Conversion Date applicable to such Mandatory Conversion, the Principal amount of the Note converted by the Holder as part of such Conversion Notice shall reduce the Principal amount of the Holder’s Note to be converted on the Conversion Date applicable to such Mandatory Conversion, unless the Holder elects otherwise in its Conversion Notice.

(c)          Certain Conversion Restrictions.  The number of Common Shares that may be acquired by the Holder upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of Common Shares then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Shares would be aggregated with such Holder’s for purposes of Section 13(d) of the 1934 Act, does not exceed 9.999% of the total number of issued and outstanding Common Shares (including for such purpose the Common Shares issuable upon such conversion).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder.  Upon the Company’s written request, the Holder shall notify the Company of the Common Shares then beneficially owned by it and its Affiliates.

7.          Mechanics of Conversion; Restrictive Legends.

(a)
Upon conversion of this Note, the Company shall promptly (but in no event later than three (3) Trading Days after the Conversion Date) (i) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion; (ii) update the Company’s shareholders register as defined in section 127 of the Israeli Companies Law, 1999, the “Companies Law”) (the “Shareholders Register”), by listing the Holder as the record holder(s) of the Underlying Shares and deliver such record holder(s) a copy thereof certified by an officer of the Company; and (iii) to the extent that the total number of Common Shares then beneficially owned by such Holder exceeds 5%, also update the Company’s material shareholder register, as defined in section 128 of the Companies Law (the “Material Shareholders Register”), by listing the Holder under such name or names as the Holder may designate, as the record holder(s) of the Underlying Shares and deliver such record holder(s) a copy thereof certified by an officer of the Company.  The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date.  The Company shall, upon request of the Holder, use its reasonable best efforts to deliver the Underlying Shares hereunder electronically through the DTC.

(b)          The Holder shall not be required to deliver the original Note in order to effect a conversion hereunder.  Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original Note and issuance of a New Note representing the remaining outstanding Principal amount; provided that the cancellation of the original Note shall not be deemed effective until a certificate for such Underlying Shares is delivered to the Holder, or the Holder or its designee receives a credit for such Underlying Shares to its balance account with DTC through its Deposit Withdrawal Agent Commission System.  Upon surrender of this Note following one or more partial conversions, the Company shall promptly deliver to the Holder a New Note representing the remaining outstanding Principal amount.  The Holder shall deliver the original Note to the Company within thirty (30) days after the conversion of the entire Note hereunder, provided, that the Holder’s failure to so deliver the original Note shall not affect the validity of such conversion or any of the Company’s obligations under this Note, and the Company’s sole remedy for the Holder’s failure to deliver the original Note shall be to obtain an affidavit of lost note from the Holder.

(c)          The Company’s obligations to issue and deliver Underlying Shares upon conversion of this Note in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent by the Holder with respect to any provision of this Note (other than a written waiver or written consent with respect to the Company’s obligation to issue and deliver the particular Underlying Shares at issue), the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares (other than such limitations contemplated by this Note).

(d)          If by the fifth (5th) Trading Day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), then the Holder will have the right to rescind such conversion (including any Mandatory Conversion).

(e)          If by the third (3rd) Trading Day after a Conversion Date the Company fails to deliver or cause to be delivered to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 7(a), and if after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall, at the option of the Holder (in its sole discretion), either (i) pay cash to the Holder (in addition to any other remedies available to or elected by the Holder) in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

(f)          Each certificate for Underlying Shares shall bear a restrictive legend solely to the extent required by the Purchase Agreement and any certificate issued at any time in exchange or substitution for any certificate bearing such legend, shall also bear such legend solely to the extent required by the Purchase Agreement.  Any such legend shall be removed to the extent required by Section 8.8 of the Purchase Agreement.

8.          Events of Default.

(a)          “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)          any default in the payment (free of any claim of subordination) of Principal, interest (provided that the capitalization of any interest payment by adding it to the Principal amount in accordance with the terms of this Note shall count as payment of such interest, but shall not relieve the Company of its obligation to pay, when due, such capitalized interest that has been added to the Principal amount of this Note), or other amounts due and owing in respect of this Note or the other Transaction Documents, as and when the same becomes due and payable (whether on a date specified for the payment of interest or Principal or the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise) and such default is not cured within five (5) days after the Holder notifies the Company in writing of the default (for the avoidance of doubt, the five (5) day cure period solely applies to the exercise of the Holder’s rights under Section 8(b) of this Note and does not otherwise extend any specified payment date, or the specified time period for any payment, under this Note, including pursuant to Section 7(e) of this Note);

(ii)          the holder of any Permitted Indebtedness for borrowed money accelerates the payment of such Permitted Indebtedness or the Company or any Subsidiary fails to repay, at maturity, such Permitted Indebtedness for borrowed money;

(iii)          there is entered against the Company or any Subsidiary and not discharged or stayed a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000, and such judgment results in a Lien against the assets of the Company or any Subsidiary;

(iv)          any Transaction Document, at any time after the Original Issue Date, and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; or the Company or any Subsidiary contests in any manner the validity or enforceability of any Transaction Document or any provision thereof; or the Company or any Subsidiary denies that it has any or further liability or obligation under any Transaction Document (other than as a result of satisfaction, in full, of its obligations thereunder), or purports to revoke, terminate or rescind any Transaction Document; or

(v)          the occurrence of a Bankruptcy Event.

(b)          At any time or times following the occurrence of an Event of Default, the Holder shall have the option to elect, by written notice to the Company (an “Event Notice”), to require the Company to repurchase all or any portion of the outstanding Principal amount of the Note, at a repurchase price equal to one hundred percent (100%) of such outstanding Principal amount, plus all accrued but unpaid interest thereon through the date of payment, subject to any higher repurchase price in connection with any repurchase obligation under Section 3(a) of this Note or Section 10(c) of this Note.  Any repayment of the Note upon an Event of Default shall be made in the order of priority set forth in Section 4 of the Purchase Agreement.  The aggregate amount payable to the Holder pursuant to this Section 8(b) is referred to as the “Event Price.”  The Company shall pay the Event Price to the Holder no later than the third (3rd) Trading Day following the date of delivery of the Event Notice, and upon receipt of the Event Price the Holder shall deliver this Note so repurchased to the Company.

(c)          Upon the occurrence of any Bankruptcy Event, all amounts pursuant to Section 8(b) shall immediately become due and payable in full in cash, without any further action by the Holder.

(d)          In connection with any Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right incidental thereto.

(e)          From and after the earlier to occur of (y) the delivery of an Event Notice by the Holder to the Company and (z) a Bankruptcy Event, the Company shall, upon the written request of the Holder (a “Sale Notice”), pursue a sale of the Company.  The Company shall have a period of twelve (12) months from receipt of the Sale Notice to prepare the Company for sale (other than in connection with a Bankruptcy Event, in which case the Company shall prepare the Company for sale as promptly thereafter as possible subject to compliance with applicable bankruptcy laws), including interviewing investment banks and engaging an investment bank (which investment bank shall be appointed by the Holder and subject to the Company’s reasonable approval, such approval not to be unreasonably withheld, delayed or conditioned (the investment bank so engaged is referred to herein as, the “Investment Bank”)), ensuring the Company’s books and records are in an orderly fashion, setting up a data room of all requisite diligence materials and preparing a confidential information memorandum (together with the Investment Bank).  The Investment Bank shall assist and advise the Company in initiating, conducting and directing the sale process for the sale of the Company.  The Company shall, no later than the one (1) year anniversary of the Sale Notice (or, in the case of a Bankruptcy Event, as soon as possible following receipt of the Sale Notice), launch the sale process and shall seek, in good faith, to consummate a sale of the Company pursuant to such sale process as promptly as possible thereafter (but in no event later than six (6) months following the launch of the sale process).  The Investment Bank shall report to management of the Company and shall keep the Holder advised on a current basis of all material developments and shall, at all times, be available to the Holder and answer any of the Holder’s questions regarding the sale process and its status.  The Investment Bank shall be retained until such time as a sale of the Company has been consummated, unless the Holder agrees, in writing, to the termination of the Investment Bank.  The fees and expenses of the Investment Bank shall be paid by the Company and the Company shall indemnify and hold harmless the Holder from all fees and expenses of the Investment Bank.  For the avoidance of doubt, the consent rights of the Holder and/or its board designee set forth in the Purchase Agreement shall remain in full force and effect notwithstanding the Holder’s delivery of the Sale Notice and the engagement of the Investment Bank.

9.          Charges, Taxes and Expenses.  All payments under this Note by the Company, the issuance of the Holder Preferred Shares to the Holder in exchange for this Note in accordance with Section 11 of this Note and any conversion of this Note into Common Shares (whether pursuant to a Mandatory Conversion or a voluntary conversion by the Holder) will be made without any deduction or withholding for or on account of any tax or other withholding or deduction unless such tax, deduction or withholding is required by any applicable law then in effect (a “Required Tax, Deduction or Withholding”).  If the Company is so required to deduct or withhold any Required Tax, Deduction or Withholding, then the Company will promptly notify Holder of such requirement and:

(a)          pay to the relevant authorities the full amount of the Required Tax, Deduction or Withholding (including the full amount required to be deducted or withheld from any additional amount paid by the Company to the Holder under this Section 9) promptly upon the earlier of determining that the Required Tax, Deduction or Withholding is required or receiving notice that such amount has been assessed against Holder;

(b)          promptly forward to the Holder an official receipt (or a certified copy), or other documentation reasonably acceptable to the Holder evidencing such payment to such authorities; and

(c)          pay to the Holder, in addition to the payment or other consideration, after deducting the Required Tax, Deduction or Withholding, to which Holder is otherwise entitled under this Note (including the issuance of the Holder Preferred Shares in exchange of this Note and the issuance of Common Shares upon conversion of this Note), such additional amount (the “Gross Up Amount”) as is necessary to ensure that the net amount actually received by the Holder will equal the full amount the Holder would have received had no such Required Tax, Deduction or Withholding been required.  For the avoidance of doubt, (i) to the extent any Required Tax, Deduction or Withholding is required in connection with the issuance  of the Holder Preferred Shares to the Holder in exchange for this Note in accordance with Section 11 of this Note, the Gross Up Amount shall be payable to the Holder in Holder Preferred Shares and (ii) to the extent any Required Tax, Deduction or Withholding is required in connection with any conversion of this Note into Common Shares (whether voluntarily by the Holder or pursuant to a Mandatory Conversion), the Gross Up Amount shall be payable in Common Shares.

10.          Certain Adjustments.  The Conversion Price is subject to adjustment from time to time as set forth in this Section 10.

(a)          Share Dividends and Splits.  If the Company, at any time while this Note is outstanding, (i) pays a share dividend on its Common Shares or otherwise makes a distribution on any class of the Company’s share capital that is payable in Common Shares, (ii) subdivides outstanding Common Shares into a larger number of shares, or (iii) combines the outstanding Common Shares into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this Section 10(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 10(a) shall become effective immediately after the effective date of such subdivision or combination.

(b)          Pro Rata Distributions.  If the Company, at any time while this Note is outstanding, distributes to all holders of Common Shares (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Shares described in  Section 10(a)), (iii) rights or warrants to subscribe for or purchase any security, or (iv) cash or any other asset (in each case, “Distributed Property”), then the Company shall deliver to the Holder (on the effective date of such distribution), the Distributed Property that the Holder would have been entitled to receive in respect of the Underlying Shares for which this Note could have been converted immediately prior to the date on which holders of Common Shares became entitled to receive such Distributed Property (without giving effect to any limitation on conversion in Section 6(c)).

(c)          Fundamental Changes.  If, at any time while this Note is outstanding, (i) the Company or any Subsidiary effects a sale of material assets or property of the Company or such Subsidiary (for purposes of this clause (i), a sale of material assets or property shall be deemed to be a sale for consideration, whether in cash or in kind, exceeding twenty-five percent (25%) of the TM Revenues; (ii) the Company or any Subsidiary effects the sale of all or substantially all of its assets in one or a series of related transactions, (iii) the Company or any Subsidiary effects any sale, disposition or exclusive license that is effectively a sale or transfer, directly or indirectly, of 50% or more of the assets of the Company or any Subsidiary, or (iv) there is a Change of Control (each of clauses (i) through (iv) above, a “Fundamental Change”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive (except to the extent previously distributed to the Holder pursuant to Section 10(b)), for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Change (without giving effect to any limitations on conversion in Section 6(c)), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one Common Share (the “Alternate Consideration”). If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Change.  In the event of a Fundamental Change, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x)       this Note shall thereafter entitle the Holder to purchase the Alternate Consideration;

(y)      in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Note and the other Transaction Documents; and

(z)          if registration or qualification is required under the 1934 Act or applicable state law for the public resale by the Holder of shares and other securities so issuable upon exercise of this Note, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Change, the Alternate Consideration includes shares, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Change, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing.  At the Holder’s request, any successor to the Company or surviving Person in such Fundamental Change shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 10(c) and ensuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change. If any Fundamental Change constitutes or results in a Change of Control at any time during which the outstanding Principal amount under this Note is at least One Million Two Hundred Fifty Thousand Dollars ($1,250,000), then at the request of the Holder (in its sole discretion), the Company (or any such successor or surviving entity) will purchase the Note for a purchase price, payable in cash within five (5) Trading Days after such request, equal to the greater of (x) one hundred percent (100%) of such outstanding Principal amount of the Note, plus all accrued but unpaid interest thereon (together with all other amounts then due and owing under the Note) through the date of payment, and (y) the Event Equity Value for each Underlying Share issuable upon conversion of such Principal amount and all such accrued but unpaid interest thereon.   Any repurchase of the Note in connection with a Fundamental Change shall be made in the order of priority set forth in Section 4 of the Purchase Agreement.

(d)          Calculations.  Without derogating from Section 12, all calculations under this Section 10 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Shares.

(e)          Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 10, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare and deliver to the Holder a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.

(f)          Notice of Corporate Events.  If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Shares, including without limitation any granting of rights or warrants to subscribe for or purchase any Equity Interests of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits shareholder approval for a Fundamental Change or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least twenty (20) Trading Days (or such shorter period as is reasonably practicable but in no event less than ten (10) Trading Days) prior to the applicable record or effective date on which a Person would need to hold Common Shares in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to ensure that the Holder is given the practical opportunity to convert the Note prior to such time so as to participate in or vote with respect to such transaction.

11.          Exchange of the Note for Preferred Shares.  All Principal and interest due and owing under this Note (together with any other amounts due and owing under this Note) (collectively, the “Outstanding Note Indebtedness”) shall be exchanged for such number of Preferred Shares, as determined in accordance with the next sentence, following receipt of Stockholder Approval of the Amended and Restated AOA (the “Exchange Date”).  On the Exchange Date, this Note shall be exchanged for such number of Preferred Shares (the “Holder Preferred Shares”) determined by dividing the Outstanding Note Indebtedness on the Exchange Date by the Conversion Price in effect on the Exchange Date, and the Company and the Holder shall take such action to cause such exchange to be effective on, and effective as of, the Exchange Date.  The Company shall provide evidence to the Holder of receipt of Stockholder Approval of the Amended and Restated AOA on the Exchange Date, and the Holder shall notify the Company of the Outstanding Note Indebtedness on the Exchange Date (which shall be binding upon the Company absent manifest error).   The Company shall: (i) issue to the holder a certificate for the Holder Preferred Shares within (2) Trading Days following the Exchange Date (however, the failure of the Company to deliver such certificate in a timely manner shall not impact the rights, preferences and privileges of the Holder as the owner of the Holder Preferred Shares, including the right to convert such Holder Preferred Shares in accordance with the Amended and Restated AOA), which certificate shall bear a restrictive legend solely to the extent required by the Purchase Agreement.  Any such legend shall be removed to the extent required by Section 8.8 of the Purchase Agreement.  Following receipt of the certificate for the Holder Preferred Shares, (i) the Holder shall deliver the Note to the Company for cancellation; (ii) the Company shall update the Shareholders Register, by listing the Holder under such name or names as the Holder may designate, as the record holder(s) of the Holder Preferred Shares so issued and deliver such record holder(s) a copy thereof certified by an officer of the Company; and (iii) to the extent that the total number of Preferred Shares and Common Shares then beneficially owned by such Holder exceeds 5% (treating the Preferred Shares and the Common Shares then outstanding as a single class on an as-converted basis), the Company shall also update the Material Shareholders Register, by listing the Holder under such name or names as the Holder may designate, as the record holder(s) of the Holder Preferred Shares so issued and deliver such record holder(s) a copy thereof certified by an officer of the Company.

12.          No Fractional Shares.  The Company shall not issue or cause to be issued fractional Holder Preferred Shares or Underlying Shares on conversion of this Note.  If any fraction of a Holder Preferred Shares or an Underlying Share would, except for the provisions of this Section 12, be issuable upon conversion of this Note, the number of Underlying Shares to be issued will be rounded up to the nearest whole share.

13.          Notices.  Any and all notices or other communications or deliveries hereunder (including any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 prior to 5:00 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery.  The address and facsimile number of a party for such notices or communications shall be as set forth in the Purchase Agreement, unless changed by such party by two (2) Trading Days’ prior notice to the other party in accordance with this Section 13.

14.          Miscellaneous.

(a)          This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Subject to the restrictions on transfer set forth herein, this Note may be assigned by the Holder.  The Company shall not be permitted to assign this Note absent the prior written consent of the Holder.

(b)          Except as expressly set forth herein, nothing in this Note shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause under this Note.

(c)          EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  EACH OF THE COMPANY AND THE HOLDER HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

(d)          This Note shall be governed by and construed under the law of the State of New York, without giving effect to the conflicts of law principles thereof.  The Company and, by accepting this Note, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note.  The Company and, by accepting this Note, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Note, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(e)          If action is instituted to collect on this Note, the Company promises to pay all reasonable costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.  The Company shall pay the reasonable attorneys’ fees incurred by the Holder in connection with any amendment to, or waiver of, this Note or any other Transaction Document.

(f)          In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(g)          In the event of any share split, subdivision, dividend or distribution payable in Common Shares (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly Common Shares), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Note to a price (if not otherwise adjusted in respect of such event as provided herein or in the Purchase Agreement) shall be amended to appropriately account for such event.

(h)          This Note, together with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof.  No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment or waiver, by the Company and the Holder.  No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.  The restrictions set forth in Section 6(c) hereof may not be amended or waived without the consent of the Holder.

(i)          The Holder shall have no rights as a holder of Common Shares as a result of being a holder of this Note, except as required by law or rights expressly provided in this Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
 SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

TOP IMAGE SYSTEMS LTD.

By:
Name
Title

Acknowledged and Agreed to by:

HCP-FVE, LLC

By:___________________________
   Name:
   Title:

Schedule 1

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert Note)

The undersigned hereby elects to convert the specified principal amount of the Convertible Note (the “Note”) into ordinary shares, nominal value NIS 0.04 per share (the “Common Shares”), of TOP IMAGE SYSTEMS LTD., a company organized under the laws of Israel, according to the conditions thereof, as of the date written below.

Date to Effect Conversion

Principal amount of Note owned prior to conversion

Principal amount of Note to be converted (including accrued but unpaid interest thereon)

Number of Common Shares to be Issued

Applicable Conversion Price

Principal amount of Note owned subsequent to Conversion

Name of Holder

By
Name:
Title:

Schedule 2

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions of the Convertible Note issued by TOP IMAGE SYSTEMS LTD.

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion